Exhibit 12.

                     TEXAS EASTERN TRANSMISSION CORPORATION
                    COMPUTATION OF EARNINGS TO FIXED CHARGES
                              (DOLLARS IN MILLIONS)

                                                                   YEARS ENDED DECEMBER 31,
                                                  --------------------------------------------------------
                                                  1998         1997         1996        1995         1994
                                                  --------------------------------------------------------
Earnings Before Income Taxes                      $ 288        $ 233        $ 209      $ 207         $ 213
Fixed Charges                                       112          115          119         93            83
                                                  -----        -----        -----      -----         -----
         Total                                    $ 400        $ 348        $ 328      $ 300         $ 296
                                                  =====        =====        =====      =====         =====

Fixed Charges
     Interest on debt                             $ 111        $ 112        $ 116       $ 90          $ 80
     Interest component of rentals                    1            3            3          3             3
                                                  -----        -----        -----      -----         -----
         Fixed Charges                            $ 112        $ 115        $ 119       $ 93          $ 83
                                                  =====        =====        =====      =====         =====

Ratio of Earnings to Fixed Charges                  3.6          3.0          2.8        3.2           3.6